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                              CERTIFICATE OF AMENDMENT

                                        TO THE
                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                            MAFCO CONSOLIDATED GROUP INC.


                       -----------------------------------------

                         Pursuant to Section 242 of the General
                        Corporation Law of the State of Delaware
                       -----------------------------------------


                  Mafco Consolidated Group Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

                  FIRST: Article EIGHTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:




(a) Except as may be provided pursuant to resolutions of the Board of Directors, adopted pursuant to the provisions of this Certificate of Incorporation, establishing any series or class of Common Stock or Preferred Stock and granting to holders of shares of such series or class of Common Stock or Preferred Stock rights to elect additional directors under specified circumstances, the number of directors of the Corporation shall be determined from time to time in the manner described in the By-Laws. No director need be a stockholder.




                  (b) Except as otherwise provided in a resolution of the Board of Directors, adopted pursuant to the provisions of this Certificate of Incorporation, establishing a series or class of Common Stock or Preferred Stock and creating in the holders of shares of such series or class rights to elect






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         directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of stockholders, and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."


                  SECOND: Article THIRTEENTH of the Corporation's Restated Certificate of Incorporation shall be amended in its entirety to read as set forth below:

                  "THIRTEENTH: The Board of Directors may from time to time make, amend, supplement or repeal the By-Laws; provided, however, that the stockholders may change or repeal any By-Law adopted by the Board of Directors; and provided further that no amendment or supplement to the By-Laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders."

                  THIRD: Articles NINTH and TENTH of the Corporation's Restated Certificate of Incorporation shall be deleted in their entirety and Articles ELEVENTH, TWELFTH, THIRTEENTH, FOURTEENTH, FIFTEENTH, SIXTEENTH, SEVENTEENTH AND EIGHTEENTH of the Corporation's Restated Certificate of Incorporation shall be renumbered accordingly.

                  FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be duly executed in its corporate name this 13th day of May, 1996.


                         MAFCO CONSOLIDATED GROUP INC.



                         By:    /s/ Joram C. Salig
                                -----------------------
                                Name: Joram C. Salig
                                Title: Assistant Secretary


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